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                                 EXHIBIT 11.0



                     Lasertechnics, Inc. and Subsidiaries
                       Computation of Per Share Earnings

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                                         YEAR ENDED DECEMBER 31,
                                         -----------------------

                                     1996          1995          1994
                                 -----------   -----------   -----------
Weighted average of shares of
Common Stock outstanding:         34,339,313    27,511,489    21,997,410

Net Loss applicable to
Common Stock:                    $11,696,137   $ 9,167,737   $ 7,286,956

 Net Loss Per Share:             $     (0.34)  $     (0.33)  $     (0.33)
                                 ===========   ===========   ===========

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